Exhibit 99.1

Cross Country Healthcare to Present at Oppenheimer Healthcare Conference

BOCA RATON, Fla.--(BUSINESS WIRE)--November 29, 2011--Cross Country Healthcare, Inc. (Nasdaq:CCRN) announced today that it is scheduled to make a presentation on Tuesday, December 13, 2011, at 3:20 p.m. Eastern Time at the Oppenheimer 22nd Annual Healthcare Conference being held at The Waldorf-Astoria Hotel in New York City.

Cross Country’s presentation will be webcast and accessible to the public online via the Company’s web site at www.corporate-ir.net/ireye/ir_site.zhtml?ticker=ccrn&script=2100%20. Through this link, visitors will be able to access the Company’s presentation made by Joseph Boshart, President and Chief Executive Officer of Cross Country Healthcare, Inc., who will provide an overview of Cross Country’s business and prospects. Replays will be available for 90 days after the presentation at the same website.

About Cross Country Healthcare

Cross Country Healthcare, Inc. is a diversified leader in healthcare staffing services offering a comprehensive suite of staffing and outsourcing services to the healthcare market that include nurse and allied staffing, physician staffing, clinical trials services and other human capital management services. The Company believes it is one of the top two providers of travel nurse and allied staffing services; one of the top three providers of temporary physician staffing (locum tenens) services; a leading provider of clinical trials staffing services and retained physician search services; and a provider of educational seminars, specifically for the healthcare marketplace. On a company-wide basis, Cross Country Healthcare has approximately 4,500 contracts with hospitals and healthcare facilities, pharmaceutical and biotechnology customers, and other healthcare organizations to provide our healthcare staffing and outsourcing solutions. Copies of this and other news releases as well as additional information about Cross Country Healthcare can be obtained online at www.crosscountryhealthcare.com. Shareholders and prospective investors can also register at this website to automatically receive the Company's press releases, SEC filings and other notices by e-mail.

CONTACT:
Cross Country Healthcare, Inc.
Howard A. Goldman, 877-686-9779
Director/Investor & Corporate Relations
hgoldman@crosscountry.com